Exhibit 10.13
ASSIGNMENT AND ASSUMPTION AGREEMENT AND CONSENT
     This Assignment and Assumption Agreement and Consent (this “Agreement”) is made as of June ___, 2008, by and among The E. W. Scripps Company, an Ohio corporation (“Assignor”), Scripps Networks Interactive, Inc., an Ohio corporation (“Assignee”), and Kenneth W. Lowe (“Executive”).
Preliminary Statements:
     A. Assignor and Executive are parties to that certain Employment Agreement, dated as of June 16, 2003, as amended (the “Employment Agreement”), attached as Exhibit A hereto.
     B. Assignor and Assignee are parties to that certain Separation and Distribution Agreement, dated as of June ___, 2008 (the “Separation Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Separation Agreement.
     C. In connection with the Separation, Executive will become an employee of Assignee.
     D. Assignor wishes to grant, sell, assign, transfer and deliver to Assignee on the Distribution Date, and Assignee wishes to assume on the Distribution Date, the Employment Agreement, subject to the terms and conditions of this Agreement.
     E. Executive wishes to consent to the assignment of the Employment Agreement from Assignor to Assignee.
     NOW THEREFORE, intending to be legally bound, the parties hereto do hereby covenant and agree as follows:
     1. Assignment. Effective as of, but subject to the occurrence of, the Distribution Date, Assignor hereby grants, sells, assigns, transfers and delivers to Assignee all of the right, title and interest of Assignor in and to the Employment Agreement; provided, however, that, except as otherwise provided in the Separation Agreement, Assignor retains and does not grant, sell, assign, transfer or deliver any rights accruing to Assignor prior to the Distribution Date that are intended to accrue to the benefit of the EWS Business, including, without limitation, rights under Sections 12(b) and 12(c).
     2. Assumption. Effective as of, but subject to the occurrence of, the Distribution Date, Assignee hereby assumes and agrees to pay, discharge or perform, as appropriate, all liabilities and obligations of Assignor first arising or accruing under the Employment Agreement on or after the Distribution Date (the “Assumed Liabilities”).
     3. Excluded Liabilities. Notwithstanding anything contained herein to the contrary, Assignee is not assuming and shall not assume, or become responsible for, at any time, any liabilities or obligations of Assignor arising or accruing under the Employment Agreement other than the Assumed Liabilities.

     4. Agreements of Executive. Executive hereby consents to the assignment of the Employment Agreement from Assignor to Assignee effective as of, but subject to the occurrence of, the Distribution Date and agrees that such assignment shall not constitute a termination of employment or Good Reason for Executive to terminate his employment. Executive and Assignee agree that upon effectiveness of the assignment contemplated by this Agreement, all references to the “Company” in the Employment Agreement shall mean Assignee and all references to employee benefit plans of Assignor in the Employment Agreement shall mean the comparable plans of Assignee. Executive agrees that his obligations to Assignor under Section 12(b) with respect to works-for-hire created as an employee of Assignor for the benefit of the EWS Business prior to the Distribution Date and Section 12(c) with respect to Trade Secrets and Confidential Information (as defined in the Employment Agreement) of Assignor related to the EWS Business shall continue in effect in accordance with their terms for the benefit of Assignor.
     5. Further Action. The parties will from time to time after the date hereof, without further consideration, execute, acknowledge and deliver such further acts, assignments, transfers, conveyances, assumptions and assurances as may be reasonably required to carry out the intent of this Agreement and to assign, transfer, convey and deliver unto Assignee, and for Assignee to accept and assume, the Employment Agreement.
     6. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio, without reference to principles of conflict of laws.
     7. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties may execute more than one copy of this Agreement, each of which shall constitute an original.
[Signature Page Follows]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

THE E. W. SCRIPPS COMPANY
By:
Name:
Title:

SCRIPPS NETWORKS INTERACTIVE, INC.
By:
Name:
Title:

Kenneth W. Lowe

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EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (including its Exhibits, the “Agreement”) is entered into on June 16, 2003 (the “Effective Date”), between THE E. W. SCRIPPS COMPANY, an Ohio corporation (together with its successors and assigns, the “Company”), and KENNETH W. LOWE (“Executive”).
WITNESSETH:
          WHEREAS, Executive is currently employed as President and Chief Executive Officer of the Company and also serves as a member of the board of directors of the Company, and the Company desires to continue to have Executive serve in such positions;
          WHEREAS, the Company desires to enter into this Agreement embodying the terms of such continued employment and Executive desires to continue such employment and to enter into this Agreement, subject to the terms and provisions herein;
          NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and Executive (individually a “Party” and together the “Parties”) hereby agree as follows:
          1. Position; Duties.
               (a) The Company hereby employs Executive as President and Chief Executive Officer of the Company, and Executive hereby accepts such continued employment, on the terms and conditions set forth herein. As President and Chief Executive Officer of the Company, Executive shall report directly to the board of directors of the Company (the “Board”).
               (b) During the term of this Agreement, Executive shall be and have the titles, duties and authority of President and Chief Executive Officer of the Company. Executive

shall devote substantially all his business time to, and use his best reasonable efforts to promote, the business and affairs of the Company. During the term of this Agreement, Executive shall have all authorities, duties and responsibilities customarily exercised by an individual serving in those positions in a corporation the size and structure of the Company and shall perform such other duties consistent with his positions as may be reasonably required from time to time by the Board, provided such other duties do not materially impair Executive’s ability to discharge his duties and responsibilities as contemplated at the time this Agreement was entered into.
               (c) Executive shall not, without the prior written consent of the Company, directly or indirectly, during the term of this Agreement, other than in the ordinary course of performing his duties hereunder, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that so long as it does not materially interfere with the performance of his duties hereunder, Executive may attend to outside investments, serve as a member of the board of directors of one other corporation (in addition to service as set forth in Paragraph 2(b) below) and serve as a director, trustee or officer of, or otherwise participate in, trade, professional, educational, welfare, social, religious and civic organizations. Anything herein to the contrary notwithstanding, nothing herein shall prevent Executive from serving on the board of directors of any Company affiliate.
          2. Term; Board Position; Place of Employment.
               (a) Subject to the provisions for termination hereinafter provided in Paragraph 8 below, the term of this Agreement shall begin on the Effective Date and shall end at the close of business on December 31, 2006, provided, however, that the term of this Agreement shall automatically renew for successive one-year terms, unless either Party gives written notice to the other Party not less than 90 days prior to the expiration of any such term that such Party is electing not to so extend the term of this Agreement. Notwithstanding the foregoing, the term of this Agreement shall end on the date on which Executive’s employment is earlier terminated by either Party in accordance with the provisions of Paragraph 8 (a) below.
               (b) Executive shall serve, and shall be entitled and have the right to serve, as a member of the Board and for service thereon Executive will receive only such compensation, if any, that is paid to officers of the Company for service thereon. In addition, with the Company’s prior written consent (which consent shall not be unreasonably withheld), Executive may serve on the board of any joint venture of the Company or any affiliate.
               (c) During the term of this Agreement, Executive’s principal place of employment shall be Cincinnati, Ohio.
          3. Base Salary; Bonus; Equity Incentive Plans.
               (a) During the term of this Agreement, the Company shall pay to Executive an annual base salary of not less than $925,000 (“Base Salary”), payable in accordance with the Company’s payroll practices. Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (“Compensation Committee”) for increase. After any such increase, the term “Base Salary” as utilized in this Agreement shall thereafter refer to the increased amount. Executive’s Base Salary shall not be reduced at any time without his express prior written consent.
               (b) During the term of this Agreement, Executive shall participate in the Company’s annual bonus plan for senior executives or any successor annual incentive award plan of the Company (the “Bonus Plan”). Under the Bonus Plan, Executive shall have a target bonus opportunity each year equal to no less than 80% of Executive’s Base Salary (“Target

Bonus”), payable in that amount if the performance goals established for the relevant year are met. If such performance goals are not met, Executive shall receive a lesser amount (if any) as determined in accordance with the Bonus Plan. If such performance goals are exceeded, Executive may receive a greater amount as determined in accordance with the Bonus Plan. Executive’s Target Bonus as a percentage of Base Salary shall be reviewed periodically by the Compensation Committee for increase, if any. After any such increase, the term “Target Bonus” as utilized in this Agreement shall thereafter refer to the increased amount. Executive’s Target Bonus shall not be reduced at any time without his express prior written consent. Executive shall be paid his annual incentive award no later than other senior executives of the Company are paid such awards for the applicable performance period.
               (c) Executive shall participate in all equity incentive plans of the Company, including, but not limited to, the 1997 Long-Term Incentive Plan, as amended, or any successor thereto (the “Incentive Plan”), on a basis no less favorable than the most favorable basis provided other senior executives of the Company.
          4. Benefits; Perquisites; Expenses.
               (a) (i) During the term of this Agreement, Executive shall be entitled to participate, on a basis no less favorable than the most favorable basis provided any other senior executive, in any employee pension and welfare benefit plan or program available to the Company’s senior-level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings, estate preservation and other retirement plans or programs, 401(k), medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. Subject to Paragraph 7(a) hereof, Executive shall be entitled to (i) an annual disability benefit amount of no less than 60% of his per annum rate of Base Salary effective at the time of his Permanent Disability (as defined herein), payable until Executive reaches age 65 and (ii) Company-paid life insurance with a benefit amount equal to his Base Salary determined as of each January 1st during the term of this Agreement. Executive shall be entitled to no less than four (4) weeks paid vacation per year.
                    (ii) Executive shall at all times be deemed to be a Covered Employee, as such term is defined and for all purposes, under the Scripps Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2003 (the “Supplemental Plan”). In the event that Executive’s employment with the Company is terminated prior to April 7, 2005 and such termination is neither for Cause pursuant to Paragraph 8(a)(ii)(A) hereof nor voluntary by Executive (other than for Good Reason, or Permanent Disability where the Company’s long-term disability income benefit plan or program does not include provision of age credits through at least age 55) pursuant to Paragraph 9(b) hereof, then for the purpose of determining his benefits under the Supplemental Plan, the Executive shall be deemed to be qualified for Early Retirement under the Scripps Pension Plan as Amended and Restated effective January 1, 1997 (the “Scripps Pension Plan”); provided, however, that if Executive’s employment with the Company is terminated prior to April 7, 2005 and such termination is either for Cause pursuant to Paragraph 8(a)(ii)(A) hereof or voluntary by Executive (other than for Good Reason or Permanent Disability) pursuant to Paragraph 9(b) hereof, then upon such termination of employment, the Executive shall not be deemed qualified for Early Retirement under the Scripps Pension Plan. No amendment, suspension or termination of the Supplemental Plan or any other pension plan of the Company shall adversely affect Executive’s entitlement to the pension benefits that he shall have accrued as a Covered Employee under the Supplemental Plan immediately prior to such amendment, suspension or termination. In the event that any pension benefits provided pursuant to this Paragraph 4(a)(ii) cannot be paid under the Supplemental Plan, such benefits shall be paid pursuant to this Agreement.
               (b) During the term of the Agreement, Executive shall be entitled to perquisites on a basis no less favorable than the most favorable basis provided other senior executives of the Company. In all events, Executive shall be entitled to be reimbursed by the Company for tax and financial planning up to maximum of $15,000 per year, and for the annual membership fees and other dues associated with one country and one luncheon club. In addition, the Company shall pay for the costs of an annual physical.
               (c) Upon delivery of proper documentation, Executive shall be reimbursed for reasonable business expenses and shall be entitled to travel first class when on Company business. Executive shall also be reimbursed for reasonable legal fees and other expenses (such fees and expenses not to exceed $100,000 in total) incurred by him relating to negotiation, execution and delivery of this Agreement.
          5. Remaining Deferred Stock Units.
               (a) In recognition of the value Executive created in the Company’s national television networks segment (the “Network Companies”) and in order to encourage Executive to use his talents to enhance the operations and profitability of the Network Companies, the Company granted to Executive 96,038 Deferred Stock Units under that certain employment agreement dated July 20, 1999 (the “Previous Employment Agreement”). Prior to the date hereof, eighty percent (80%) of the Deferred Stock Units matured and 76,831 Class A Common Shares of the Company were issued in exchange for such units. Each remaining Deferred Stock Unit entitles Executive to receive from the Company on January 15, 2004 (the “Maturity Date”) one Class A Common Share. Accordingly, the remaining Deferred Stock Units shall mature and be exchanged on the Maturity Date for 19,207 Class A Common Shares.
               (b) Upon a Change in Control (as defined in Paragraph 11(a) hereof) of the Company prior to the Maturity Date, the remaining Deferred Stock Units shall immediately be exchanged for Class A Common Shares in accordance herewith and such shares shall be promptly delivered to Executive.
               (c) If Executive’s employment hereunder is terminated for any reason prior to a Change in Control of the Company (including for “Cause” as defined herein) and prior to the Maturity Date, Executive (or his designated beneficiary or legal representative in case of his death) shall receive Class A Common Shares in exchange for the remaining Deferred Stock Units on the Maturity Date as if Executive were still employed at such time.
               (d) No cash dividends or equivalent amounts shall be paid on the remaining Deferred Stock Units. On the Maturity Date, the Company shall pay to Executive an amount in cash which shall be equal to the cash dividends, if any, which would have been paid between July 20, 1999, and the Maturity Date with respect to issued and outstanding Class A Common Shares equal in number to the number of Deferred Stock Units maturing on the Maturity Date. No interest shall be paid on any dividend equivalent or any part thereof. All Class A Common Shares issued in exchange for the remaining Deferred Stock Units shall, if available, be treasury shares of the Company. In the case of a Change in Control, “Maturity Date” for purposes of this Paragraph 5(d) shall be the date of the Change in Control.
          6. Restricted Shares; Duff & Phelps Shares.
               (a) The Company has granted to Executive under the Incentive Plan 155,319 restricted Class A Common Shares of the Company (the “New Restricted Shares”) vesting in equal annual installments on each January 2 during the four years beginning January 1, 2004. Executive acknowledges that all matters concerning the New Restricted Shares shall be governed by the Incentive Plan, except as otherwise set forth herein or in the restricted share award agreement evidencing the New Restricted Shares attached hereto as Exhibit A.
               (b) The New Restricted Shares are granted in lieu of restricted shares that Executive has not earned but was otherwise eligible to earn under the Previous Employment Agreement pursuant to future grants based on possible increases in value of the Network Companies as determined by Duff & Phelps (the “Unearned Duff & Phelps Shares”). Executive agrees that his rights to any grants of Unearned Duff & Phelps Shares with respect to 2002 or thereafter are hereby forfeited.
               (c) Under Paragraph 3(c) of the Previous Employment Agreement, Executive has earned a total of 141,783 Class A Common Shares (the “Eared Duff & Phelps Shares”), of which 40,910 shares are vested. The remaining Eared Duff & Phelps Shares, which total 100,873 of the Earned Duff & Phelps Shares, shall continue to vest in accordance with their vesting schedules, except as otherwise provided in this Agreement.
               (d) If Executive’s employment hereunder is terminated for Cause under Paragraph 8(a)(ii)(A) by the Company or by Executive upon Early Retirement (as defined in Paragraph 11(d) hereof) prior to January 1, 2007 or for any other reason (other than as set forth in the next sentence of this Paragraph 6(d)), all Earned Duff & Phelps Shares and all New Restricted Shares not vested on the date of any such termination shall be forfeited. If Executive’s employment hereunder is terminated by the Company for Cause under Paragraph 8(a)(ii)(B) or (C) or without Cause or by Executive for Good Reason or upon Early Retirement on or after January 1, 2007, or upon death or due to Permanent Disability, all Earned Duff & Phelps Shares and all New Restricted Shares not vested on the date of any such termination shall vest immediately upon such termination. In addition, upon a Change in Control all Earned Duff & Phelps Shares and all New Restricted Shares not vested as of the Change in Control shall vest immediately upon the Change in Control.
          7. Entitlements in the Event of Death or Permanent Disability.
               (a) In the event of Executive’s death or “Permanent Disability” (as hereinafter defined) during the term of this Agreement, the Company shall continue, for the two-year period beginning on the date of such death or Permanent Disability, to pay to Executive (or his successors and assigns under the applicable laws of descent and distribution in the event of his death) Executive’s then effective per annum rate of Base Salary, as determined under Paragraph 3 (a) above, and provide to Executive (and to his family members covered under his family medical coverage immediately prior to the date of death or Permanent Disability) the same medical coverage as provided to Executive (and such family members) on the date of such death or Permanent Disability; provided that to the extent that the Company’s medical plan does not permit continuation of Executive’s participation (in the case of Permanent Disability) or his family members’ participation (in the case of Executive’s death or Permanent Disability) throughout this period, the Company shall provide Executive (or his family members in the case of Executive’s death), no less frequently than quarterly in advance, with an amount, which after taxes, is sufficient for him (or such family members, as the case may be) to purchase substantially equivalent medical benefits. Notwithstanding anything to the contrary in the foregoing, the Base Salary payable to Executive pursuant to this Paragraph 7(a) shall be offset and therefore reduced as follows: (i) in the case of Executive’s death, on a tax-effected basis, by all proceeds paid to his estate or successors and assigns under applicable laws of descent and distribution pursuant to any life insurance policy or policies (whether an individual or Company-wide policy or policies) maintained on Executive’s life by the Company and on which the premiums are paid by the Company; and (ii) in the case of Executive’s Permanent Disability, by any payment made in the same year that Executive receives the salary continuation under any plan or plans maintained and paid for by the Company (whether an individual or Company-wide policy or policies) for Executive’s benefit. From and after the end of the two-year period beginning on the date of Executive’s Permanent Disability and until Executive reaches the age of 65, Executive shall be entitled annually to receive from the Company or under any plan or plans maintained and paid for by the Company (whether an individual or a company-wide policy or policies) payments that equal no less than sixty percent (60%) of his per annum rate of Base Salary effective at the time of his Permanent Disability.
               (b) Except as otherwise provided in Paragraph 7(a) above, in the event of Executive’s death or Permanent Disability, Executive’s employment hereunder shall terminate and Executive shall be entitled to no further compensation or other severance payments or employee benefits under this Agreement, except Executive shall be entitled to:
          (i) a lump-sum payment in an amount equal to (x) the bonus, if any, payable based on Executive’s Target Bonus for the year of termination that Executive would have earned based on the Company’s performance during the year in which death or Permanent Disability occurred had he remained employed by the Company (calculated without taking into account individual or subjective performance standards), times (y) a fraction the numerator of which is the number of days that Executive was employed in the applicable performance period and the denominator of which shall be the number of days in the applicable performance period (“Pro-Rata Bonus”);
          (ii) immediate vesting and non-forfeitability of all unmatured Deferred Stock Units, Earned Duff & Phelps Shares and unvested New Restricted Shares, with the Company immediately exchanging the Deferred Stock Units for Class A Common Shares (the “DSU Shares”), and paying any dividends due on the DSU Shares in accordance with Paragraph 5 above;
          (iii) immediate vesting and non-forfeitablity of all other outstanding equity awards (including, but not limited to, stock options and restricted shares), with all vested options (including options vesting pursuant to this subclause (iii)) remaining exercisable for the remainder of their original terms;
          (iv) the pension benefits as provided pursuant to Paragraph 4(a) of this Agreement;
          (v) any earned but unpaid amounts as of the date of termination, including, but not limited to, Base Salary through the date of termination, reimbursement for business expenses and any incentive awards earned for performance periods that have ended; and

          (vi) any other right, benefit or entitlement earned and payable, and not subject to forfeiture as a result of such termination, under this Agreement or any other Company plan, policy, program, arrangement of, or other agreement with, the Company or any affiliate.
               (c) For purposes of this Agreement, Executive’s “Permanent Disability” shall mean Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities hereunder for a period of one hundred fifty (150) consecutive days as determined by a medical doctor selected by Executive and the Company. If the Parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose. In no event shall any termination of Executive’s employment for Permanent Disability, either by Executive or the Company, occur until the Party terminating his employment gives written notice to the other Party in accordance with Paragraph 19 below.
          8. Termination.
               (a) The employment of Executive pursuant to the terms of this Agreement, and the term of this Agreement:
          (i) shall be terminated automatically upon Executive’s death or Permanent Disability as provided in Paragraph 7(c) above, or
          (ii) may be terminated for Cause (as defined herein) at any time by the Board (with any such termination not being in limitation of any other right or remedy the Company may have under this Agreement or otherwise). For purposes of this Agreement, the term “Cause” shall mean:

          (A) Executive’s conviction of (without further right to appeal), or his pleading guilty to or no contest with respect to, a felony involving embezzlement or theft; or his conviction of (without further right to appeal) a felony or misdemeanor crime, in either case involving an act or series of acts involving moral turpitude;
          (B) Executive’s gross misconduct or gross neglect in the performance of his duties under this Agreement, which results in harm to the Company, unless such misconduct or neglect has been cured by Executive in all material respects within twenty (20) days after the Company gives written notice specifying the act constituting Cause to Executive (provided that no act or failure to act shall be deemed to be gross misconduct or gross neglect if Executive believed in good faith that such action or non-action was in, or not opposed to, the best interests of the Company or any affiliate thereof); or
          (C) Executive’ s material breach of any material provision of (i) this Employment Agreement (other than Paragraph 1 or Paragraph 2 hereof which shall be governed by subclause (B) above) or (ii) any written employment policy of the Company which Executive knows about or should have known about, provided that if such breach of such policy is of a type that has been committed by any other employee(s) of the Company then that type of breach has consistently resulted in the termination of such employee(s), and provided such breach (whether or not of the type committed by any other employee) has not been cured by

Executive in all material respects within twenty (20) days after the Company gives written notice specifying the act constituting Cause thereof to Executive.
Anything herein to the contrary notwithstanding, Executive shall not be terminated for Cause within the meaning of subclauses (B) and (C) of this Paragraph 8(a)(ii), unless Executive has an opportunity to be heard before the Board and, after such hearing, there is a vote of no less than a majority of the members of the Board to terminate him for Cause based on the act specified in the aforesaid written notice.
          (iii) may be terminated at any time by the Company without Cause; or
          (iv) may be terminated by Executive at any time for Good Reason (without prior notice) or otherwise with thirty (30) days’ advance written notice to the Company in accordance with Paragraph 19 below.
               (b) Upon any termination of Executive’s employment, Executive shall be deemed automatically to have resigned from all offices and directorships held by Executive in the Company or any of its subsidiaries, Executive’s employment with the Company for all purposes shall be deemed to have terminated as of the effective date of such termination hereunder, irrespective of whether the Company has a continuing obligation under this Agreement to make payments or provide benefits to Executive after such effective date, and Executive shall execute such documents, if any, as are reasonably provided by the Company to effect such resignations.
               (c) Anything herein to the contrary notwithstanding, expiration of the term of this Agreement in accordance with the expiration of the original term (or any extension thereof) shall not result in Executive’s employment being terminated and in such event Executive shall be an employee at-will, subject to the restrictive covenants of Paragraph 12 hereof and the provisions of Paragraphs 6(a) and 6(d) hereof, which shall survive such expiration along with this Paragraph 8(c), the definitions herein of the defined terms used in this Paragraph 8(c) and Paragraph 25. If Executive terminates such at-will employment for Good Reason (as such term is defined herein) or if the Company terminates Executive’s at-will employment without Cause (as such term is defined herein), and upon Executive’s death, Permanent Disability, Normal Retirement (as defined in Paragraph 11(c) below) or Early Retirement, in all cases after the expiration of the term of this Agreement, all of Executive’s outstanding equity awards (including, but not limited to, stock options, deferred stock units, the New Restricted Shares and restricted shares) shall (to the extent not already vested) automatically vest and shall not be subject to forfeiture and, in the case of options, be exercisable for their full respective terms, notwithstanding anything to the contrary in the applicable plan or option grant or restricted stock award contract, and upon any other termination of such at-will employment, Executive’s rights with respect to any such equity awards shall be governed by the applicable plan or award agreement without reference to this Agreement or any of the terms or provisions hereof
          9. Certain Termination Payments and Vesting Events.
               (a) If Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason other than within two years following a Change in Control, Executive shall be entitled to the following upon execution and delivery to the Company of the release described in Paragraph 14(c) hereof (the “Termination Release”):

          (i) continued payment of Base Salary at the per annum rate then in effect under Paragraph 3(a) above for a period equal to the greater of (A) three years beginning on the date of such termination or (B) the balance of the term of this Agreement remaining at the time of such termination (without regard to early termination of such term hereunder);
          (ii) payment of an amount equal to the Target Bonus then in effect under Paragraph 3(b) times the greater of (A) two or (B) if the balance of the term of this Agreement remaining at the time of such termination (without regard to early termination of such term hereunder) is greater than two years, a fraction the numerator of which is the number of months remaining in such term and the denominator of which is 12;
          (iii) a Pro-rata Bonus (as defined in Paragraph 7(b)(i) above) for the year of termination;
          (iv) immediate vesting of all unmatured Deferred Stock Units, Earned Duff & Phelps Shares and unvested New Restricted Shares, with the Company immediately exchanging the Deferred Stock Units for the DSU Shares and paying any dividends due on the DSU Shares in accordance with Paragraph 5 above;
          (v) immediate vesting and non-forfeitability of all other outstanding equity awards (including, but not limited to, stock options and restricted shares other than the New Restricted Shares), with all vested options (including options vesting pursuant to this subclause (v)) remaining exercisable for the remainder of their original terms;

          (vi) the pension benefits as provided pursuant to Paragraph 4(a) of this Agreement;
          (vii) continued participation for Executive and his eligible dependents in all plans and programs described in Paragraph 4(a) above then in effect for a period equal to the greater of (A) two years beginning on the date of such termination or (B) the balance of the term of this Agreement remaining at the time of such termination (without regard to early termination of such term hereunder) (unless the terms of the applicable plans or relevant laws do not permit the continuation of such benefits after such termination and such plans cannot be amended, with applicability of such amendment limited to Executive, to provide for such continuation; provided that, in all events, if the provisions of relevant law or the terms of the Company’s plans do not permit continued participation, the Company shall provide Executive, no less frequently than quarterly in advance, with an amount that, after taxes, is sufficient for him to purchase for himself and his eligible dependents benefits substantially equivalent to those for which continued participation by Executive or his eligible dependents is not permitted); provided, however, that any benefits received pursuant to this subparagraph (vii) of Paragraph 9(a) shall be offset and therefore reduced by any substantially equivalent benefits provided Executive during this benefit continuation period pursuant to any full-time employment or consultancy secured following such termination;
          (viii) any earned but unpaid amounts as of the date of termination, including, but not limited to, Base Salary through the date of termination, reimbursement for business expenses and any incentive awards earned for performance periods that have ended; and
          (ix) any other right, benefit or entitlement earned and payable, and not subject to forfeiture as a result of the applicable termination event, under this Agreement or any other Company plan, policy, program, arrangement of, or other agreement with, the Company or any affiliate.
               (b) If Executive’s employment is terminated by the Company for Cause or by Executive for any reason (other than for Good Reason or upon death, Normal Retirement or Early Retirement, or due to Permanent Disability), Executive shall be entitled to no further compensation or other severance payments or employee benefits under this Agreement, shall forfeit all earned and unvested Duff & Phelps Shares and all unvested New Restricted Shares, and all other outstanding equity awards (including, but not limited to, stock options (whether or not vested), deferred stock units and restricted shares) shall be treated in accordance with the applicable plan or award agreement; provided, however, that Executive shall be entitled to:
          (i) issuance of 19,207 DSU Shares and payment of dividends with respect thereto on January 15, 2004, in exchange for the remaining Deferred Stock Units;
          (ii) any earned but unpaid amounts as of the date of termination, including, but not limited to, Base Salary through the date of termination, reimbursement of business expenses and any incentive awards earned for performance periods that have ended;

          (iii) any other right, benefit or entitlement earned and payable, and not subject to forfeiture as a result of the applicable termination event, under this Agreement or any other Company plan, policy, program, arrangement of, or other agreement with, the Company or any affiliate;
          (iv) as provided in Paragraph 6(d) hereof, in the case of termination of Executive’s employment by the Company for Cause under Paragraph 8(a)(ii)(B) or (C) hereof, all Earned Duff & Phelps Shares and all New Restricted Shares not vested on the date of any such termination shall vest immediately upon such termination and thereafter be non-forfeitable; and
          (v) the pension benefits as provided pursuant to Paragraph 4(a) of this Agreement.
Notwithstanding anything to the contrary in this Paragraph 9(b), in the event of Executive’s Early Retirement prior to January 1, 2007, all unvested Earned Duff & Phelps Shares and all unvested New Restricted Shares (to the extent such shares are unvested on the date of such retirement) shall be forfeited as provided in Paragraph 6(d) hereof.
               (c) If Executive’s employment with the Company is terminated within two years after a Change in Control by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to the Change in Control termination payments set forth in Paragraph 10 below upon execution and delivery to the Company of the Termination Release.
               (d) If Executive’s employment is terminated upon reaching Normal Retirement, whether such termination is voluntary or involuntary, or upon reaching Early Retirement if such termination is voluntary, the Executive shall be entitled to the following:

     (i) immediate vesting and non-forfeitablity of all outstanding equity awards (including, but not limited to, stock options and restricted shares), with all vested options (including options vesting pursuant to this subclause (i)) remaining exercisable for the remainder of their original terms; provided, however, in the case of Early Retirement prior to January 1, 2007, Executive shall forfeit all unvested Eared Duff & Phelps Shares and all unvested New Restricted Shares (to the extent such shares are unvested on the date of such retirement), and all other outstanding equity awards (including, but not limited to, stock options and restricted shares) shall be treated in accordance with the applicable plan or award agreement;
     (ii) the pension benefits as provided pursuant to Paragraph 4(a) of this Agreement;
     (iii) any earned but unpaid amounts as of the date of termination, including, but not limited to, Base Salary through the date of termination, reimbursement for business expenses and any incentive awards earned for performance periods that have ended; and
     (iv) any other right, benefit or entitlement earned and payable, and not subject to forfeiture as a result of such retirement, under this Agreement or any other Company plan, policy, program, arrangement of, or other agreement with, the Company or any affiliate.
     Anything herein to the contrary notwithstanding, upon Normal Retirement or Early Retirement, Executive shall not be entitled to severance pursuant to Section 9(a) hereof.

          (e) Except as otherwise provided herein, all payments required to be made pursuant to this Paragraph 9 or Paragraph 10 below (but not including any pension benefits payable under Paragraph 4(a) hereof, which benefits shall be paid in accordance with Executive’s election made pursuant to the applicable plans) shall be paid in a lump-sum within 30 days after the date of termination unless Executive has made an election under a plan or program that the amount or benefit be paid in some other form.
     10. Change in Control Protections; Change in Control Termination Payments.
          (a) Upon a Change in Control, all outstanding equity awards, including but not limited to Deferred Stock Units, Earned Duff & Phelps Shares, New Restricted Shares, and any stock options and other restricted shares, shall immediately vest and not be subject to forfeiture, with all vested stock options (including those vesting pursuant to this Paragraph 10(a)) remaining exercisable for the remainder of their original terms.
          (b) Executive will be entitled to the compensation set forth in Paragraphs 10(b) and 10(d) hereof (the “CIC Compensation”) if his employment is terminated within two years after a Change in Control (i) by the Company without Cause, or (ii) by him with Good Reason (in either case, the “CIC Trigger”). Notwithstanding the foregoing, Executive will not be entitled to CIC Compensation in the event of a termination of his employment following a Change in Control on account of his death or Permanent Disability, or Normal Retirement (whether voluntary or involuntary) or Early Retirement or other termination by him on his own initiative other than for Good Reason. In the event of a CIC Trigger, Executive shall be entitled to the CIC Compensation provided below upon execution and delivery to the Company of the Termination Release:

     (i) in lieu of any further salary, bonus or other payments to Executive for periods subsequent to the date of termination, the Company shall pay to Executive not later than the thirtieth day following the date of termination a cash amount equal to the sum of: (x) an amount equal to three times the greater of (A) Executive’s base salary at the highest annualized rate paid in the three calendar years prior to the date of termination or (B) the Base Salary; and (y) an amount equal to three times the greater of (A) 100% of his Target Bonus for the year of such termination or (B) the highest annual bonus he received for the three calendar years prior to the date of termination;
     (ii) until the earlier of (A) the third anniversary of the date of termination or (B) Executive’s death (but only in respect to Executive’s own benefits) or his securing of full-time employment which provides substantially equivalent benefits, the Company shall provide Executive (and his eligible dependents, as the case may be) with life, medical, dental, and accidental death and disability insurance benefits substantially equivalent to those which Executive and his eligible dependents were receiving immediately prior to the date of termination, or immediately prior to a Change in Control, if greater, provided that Executive shall be obliged to continue to pay that proportion of premiums paid by him immediately prior to the Change in Control. Notwithstanding the foregoing, in the event that participation in any such program is not possible under the terms of such program, the Company shall arrange to provide Executive and his eligible dependents with benefits substantially equivalent to those which they are entitled to receive under such program, or shall provide an after-tax payment equivalent to the value of such program if it cannot be provided in-kind;
     (iii) any earned but unpaid amounts as of the date of termination, including, but not limited to, Base Salary through the date of termination, reimbursement for business expenses and any incentive awards earned for performance periods that have ended;
     (iv) immediate vesting and non-forfeitability of all other outstanding equity awards (including, but not limited to, stock options and restricted shares), with all vested options (including options vesting pursuant to this subclause (iv)) remaining exercisable for the remainder of their original terms;
     (v) the pension benefits as provided pursuant to Paragraph 4(a) of this Agreement; and
     (vi) any other right, benefit or entitlement earned and payable, and not subject to forfeiture as a result of such termination, under this Agreement or under any other Company plan, policy, program, arrangement of, or other agreement with, the Company or any affiliate.
          (c) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment, benefit or distribution to or for Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or similar right (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such tax, together with any such interest and penalties, hereafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
          All determinations required to be made under this Paragraph 10(c), including whether an Excise Tax is payable by Executive, the amount of such Excise Tax, whether a Gross-Up Payment is required, and the amount of such Gross-Up Payment, shall be made by a nationally-recognized legal or accounting firm (the “Firm”) (which may be the Company’s independent auditor) selected by the Company in its sole discretion. The Firm shall submit its determination and detailed supporting calculations to Executive and the Company as promptly as practicable. If the Firm determines that any Excise Tax is payable by Executive and that a Gross-Up Payment is required, the Company shall pay Executive the required Gross-Up Payment within thirty (30) days of receipt of such determination and calculations. If the Firm determines that no Excise Tax is payable by Executive, it shall, at the same time it makes such determination, furnish Executive with an opinion that Executive has substantial authority not to report any Excise Tax on Executive’s federal income tax return. Any determination by the Firm as to the amount of the Gross-Up Payment shall be binding upon Executive and the Company. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code of 1986 (or any successor provision thereto) at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the

Company should have been made (an “Underpayment”). If Executive thereafter is required to make a payment of any Excise Tax, the Firm shall determine the amount of the Underpayment (if any) that has occurred and submit its determination and detailed supporting calculations to Executive and the Company as promptly as possible. Any such Underpayment shall be promptly paid by the Company to Executive, or for Executive’s benefit, within thirty (30) days of receipt of such determination and calculations.
               Executive and the Company shall each provide the Firm access to and copies of any books, records or documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Firm, and shall each otherwise cooperate with the Firm in connection with the preparation and issuance of the determinations contemplated by this Paragraph.
               The fees and expenses of the Firm for services in connection with the determinations and calculations contemplated by this Paragraph 10(c) shall be borne by the Company.
               (d) In the event of a CIC Trigger, Company shall provide Executive, at the Company’s cost, reasonable outplacement services for a period of eighteen months following the date of termination and will reimburse Executive for his reasonable legal expenses in an amount not to exceed $75,000 should he have to institute legal proceedings to enforce the provisions of this Paragraph 10.
          11. Definitions.
               (a) “Change in Control” of the Company shall mean any of the following:

          (i) any “person”, as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a “beneficial owner”, as such term is used in Rule 13d-3 promulgated under that Act, of a majority of the outstanding Common Voting Shares, $.01 par value, of the Company (or shares of capital stock of the Company with comparable or unlimited voting rights), excluding, however, The Edward W. Scripps Trust (the “Trust”) and the trustees thereof, and any person that is or becomes a party to the Scripps Family Agreement, dated October 15, 1992, as amended currently and as it may be amended from time to time in the future (the “Family Agreement”);
          (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;
          (iii) assets of the Company accounting for 90% or more of the Company’s revenues (hereinafter referred to as “substantially all of the Company’s assets”) are disposed of pursuant to a merger, consolidation, sale, or plan of liquidation and dissolution (unless the Trust or the parties to the Family Agreement beneficially own, directly or indirectly, a controlling interest (defined as owning a majority of the voting power) in the entity surviving such merger or consolidation or acquiring such assets upon such sale or in connection with such plan of liquidation and dissolution); or

          (iv) any event which would constitute a “Change in Control” under the Incentive Plan.
     Notwithstanding anything to the contrary in the foregoing definition, neither the termination of the Trust nor the effectiveness, as a result of such termination, of the Family Agreement shall constitute a “Change in Control”.
               (b) “Good Reason” means any of the following:
          (i) the reduction of Executive’s Base Salary or Target Bonus below the amount of Base Salary or Target Bonus in effect immediately prior to such reduction;
          (ii) any failure by the Company to continue in effect the Incentive Plan or provide other similar plans pursuant to which Executive will be eligible to receive grants relating to securities of the Company (including, without limitation, stock options, stock appreciation rights, restricted stock or other equity based awards) (hereinafter referred to as “Securities Plans”) or provide substitutes for such Securities Plans which in the aggregate provide substantially comparable economic benefits to those he has been receiving;
          (iii) the assignment to Executive of any duties inconsistent with, or a material diminution of, Executive’s duties, titles, offices, responsibilities or status from those of Executive with the Company as contemplated by this Agreement, or any removal of Executive from or any failure to reelect or reappoint Executive to any positions set forth in Paragraph 1(a) and Paragraph 2(b) above, including as a Director of the Company, unless such removal or failure to reelect or reappoint results from the termination of Executive’s employment for Cause in accordance with Paragraph 8(a)(ii) above, by reason of death or Permanent Disability in accordance with Paragraph 7(c) above, or as a result of Executive’s Normal Retirement or Early Retirement or other termination of employment by him at his own initiative other than for Good Reason;
          (iv) a change in reporting structure such that Executive reports to someone other than the Board;
          (v) relocation or reassignment of Executive, without his consent, to work in a location more than twenty-five (25) miles outside of the Cincinnati, Ohio metropolitan area;
          (vi) the Company’s failure to cure within thirty (30) days of notice thereof from Executive any material breach of this Agreement by the Company provided that the Board has not taken steps prior to such notice to terminate Executive for Cause in accordance with this Agreement; or
          (vii) the failure of any successor to all or “substantially all of the Company’s assets” (as defined in Paragraph 11(a)(iii) hereof) to assume the Company’s obligations under this Agreement.
               (c) “Normal Retirement” means retirement (whether voluntary or involuntary): (i) under the Scripps Pension Plan on the first day of the month coinciding with or immediately following Executive reaching Normal Retirement Age (as defined under the Scripps Pension Plan), or (ii) if more favorable to Executive, as otherwise defined or determined by the Board with respect to Executive or the senior executives of the Company generally.

               (d) “Early Retirement” means retirement on the Executive’s own initiative under the Scripps Pension Plan on or after Executive’s 55th birthday and prior to the first day of the month coinciding with or immediately following his 65th birthday.
          12. Certain Covenants.
               (a) Noncompete. During the term of this Agreement and for one year following the date of termination of Executive’s employment hereunder, except as otherwise provided in the last sentence of this Paragraph 12(a) or in the ordinary course of performing his duties for the Company or any affiliate, Executive shall not do or suffer any of the following:
                    (i) directly or indirectly own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any corporation, partnership, proprietorship, firm, association or other business entity which is in competition with any business segment of the Company that generates 5% or more of the Company’s revenues as and where conducted by the Company both at the time of Executive’s termination of employment and at the time of the alleged violation (“Competitive Enterprise”); provided, however, the following shall not be deemed to be a violation of this Paragraph 12(a): (A) the ownership of not more than two percent (2%) of any class of publicly traded securities of any entity, (B) Executive’s ownership of any interest in DNL, Inc., a corporation formed by Executive and certain other persons, or any successor to DNL (including Executive’s operating DNL as a sole proprietorship) (“DNL”) or his provision of services thereto, so long as DNL is not competing with the Home & Garden Television Network, the Food Network, the Do-It-Yourself Network, the Fine Living Network or any other national television network controlled or operated by the Company or any of its subsidiaries prior to or as of the date Executive’s employment is terminated, and so long as Executive’s ownership of such interest in DNL, his participation in the management or control of DNL or his employment or engagement thereby or affiliation or association therewith does not materially interfere with his full-time employment hereunder, (C) continued service as a member of the board of directors of any entity on which Executive was serving on the date of termination (subject to the limitations set forth in Paragraph 1(c) hereof during the term of this Agreement), (D) service as a member of the board of directors or as a member of an advisory committee of any entity which is not engaged in a Competitive Enterprise (subject to the limitations set forth in Paragraph 1(c) hereof during the term of this Agreement), or (E) providing services to a subsidiary, division or affiliate of a Competitive Enterprise if such subsidiary, division or affiliate is not itself engaged in a Competitive Enterprise and Executive does not provide services to, or have any responsibilities regarding, the Competitive Enterprise; or
                    (ii) solicit the employment of, or knowingly assist another in soliciting the employment of, any officers of the Company or any of its subsidiaries at the level of vice president or above or induce any such officer to terminate such relationship. Nothing herein shall prevent Executive from giving personal references for any such officer setting forth his personal views about such officer. Anything herein to the contrary notwithstanding, the Company acknowledges that its employees or those of its affiliates may join other entities with which Executive is affiliated and that that event will not constitute a violation of this Agreement if Executive was not involved (directly or through contacts with others) in hiring or in identifying the employee of the Company or its affiliate as a potential recruit or otherwise assisting in, or counseling others concerning, the recruitment of the employee of the Company or affiliate for such entity.

     Executive expressly agrees and understands that the remedy at law for any breach by him of this Paragraph 12(a) may be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Executive’s violation of any provision of this Paragraph 12(a), the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Furthermore, if the Board makes a good faith determination based upon adequate proof that Executive has violated any material provision of this Paragraph 12(a), the Company may withhold any amounts owed pursuant to this Agreement to Executive at the time the Board makes such good faith determination, provided that in no event shall the Company withhold or fail to pay any pension benefit (whether payable under any qualified or non-qualified plan (including the Supplemental Plan) of the Company or any affiliate or under Paragraph 4(a) hereof) and provided, further, that if it is subsequently determined by an arbitrator pursuant to Paragraph 18 below that Executive did not commit such violation, the Company shall promptly pay all such unpaid amounts to Executive with interest on a cumulative daily compounded basis at the rate of LIBOR from the date such payment was due until the date it is actually paid to Executive. Nothing in this Paragraph 12(a) shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Paragraph 12(a) which may be pursued or availed of by the Company. If an arbitrator determines that Executive violated any legally enforceable provision of this Paragraph 12(a) as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities as set forth in such provision, then such violation shall toll the running of such time period from the date of such violation until such violation shall cease. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 12(a), and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive. Notwithstanding anything to the contrary in this Paragraph 12(a), if Executive terminates his employment for Good Reason or if his employment is terminated by the Company without Cause (whether before or after a Change in Control), the provisions of this Paragraph 12(a) shall be deemed null and void from and after any such termination.
               (b) Intellectual Capital. All copyrightable material originated and developed by Executive during the term of this Agreement (the “Works”) relating to the business of the Company shall constitute “works made for hire” for the Company, as the phrase is defined in Sections 101 and 201 of the Copyright Act of 1976 (Title 17, United States Code), and the Company shall be considered the author and shall be the copyright owner of all such Works. Upon the Company’s request and at its sole expense, Executive shall execute such documents and do such other acts as may be reasonably necessary to further evidence or effectuate the Company’s rights in and to the Works. If any of the Works do not qualify for treatment as a “work made for hire” or if Executive retains any interest in any components of the Works for any other reason except a specific written agreement to the contrary, Executive hereby grants, assigns and transfers to the Company all worldwide right, title, and interest in and to the Works, including, but not limited to, all United States and international copyrights and all other intellectual property rights in the Works, and all subsidiary rights therein, free and clear of any and all claims for royalties or other compensation except as stated in this Agreement.
               (c) Trade Secrets And Confidential Information.
                    (i) Executive recognizes and acknowledges that by virtue of Executive’s employment with the Company, Executive will have access to certain trade secrets and confidential information of the Company and its subsidiaries and that such information constitutes valuable, special and unique property of the Company and its subsidiaries, and derives economic value because it is not generally known to the public or within the relevant trade or industry (“Trade Secrets and Confidential Information”). Trade Secrets and Confidential Information includes, but is not limited to, the following Company information: (A) customer information, including, without limitation, customer lists and other information concerning particular needs, problems, likes or dislikes of the Company’s customers; (B) the identities of the Company’s customers; (C) price information, such as price lists, the contents of bids, and other information concerning costs or profits; (D) technical information, such as formulae, know-how, computer programs, software, secret processes or machines, inventions and research projects or other methods or processes; (E) business information relating to costs, profits, sales, markets, suppliers, plans for further development, market studies, methods of doing business or research projects; (F) compilation of data by the Company concerning the Company’s employees and independent contractors relating to employment by the Company of its personnel; and (G) any other Company information valuable because of its private or confidential nature. Trade Secrets and Confidential Information may be oral or written and may be information which Executive originates or which otherwise comes into Executive’s possession or knowledge.

               (ii) Executive agrees that Executive shall treat all Trade Secrets and Confidential Information of the Company obtained by Executive during the course of his employment as confidential and shall not knowingly divulge or disclose any of same gained by Executive in connection with Executive’s employment by the Company to any other person, firm, corporation or entity, except upon the written request or instruction of the Company or in the ordinary course of Executive’s performing his duties for the Company or any affiliate. Anything herein to the contrary notwithstanding, the provisions of this Paragraph 12(c) shall not apply (A) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent or actual jurisdiction to order Executive to disclose or make accessible any information, (B) with respect to any other litigation, arbitration or mediation involving this Agreement or any other agreement Executive may have with the Company, including, but not limited to, the enforcement of such agreements or (C) as to Trade Secrets or Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to Executive’s violation of this Paragraph 12(c).
               (iii) Return of Confidential Information. Upon separation from employment with the Company, Executive shall immediately surrender to the Company all Trade Secrets and Confidential Information and any and all documents, materials or other tangible items pertaining to Trade Secrets and Confidential Information that Executive may possess. All Trade Secrets and Confidential Information shall be and remain the sole property of the Company and its subsidiaries. If Executive is in doubt as to whether any information, material, or document is a Trade Secret or is Confidential Information, Executive will use his best efforts to contact the Board before disclosing or using same for any purpose other than in the ordinary course of performing his duties for the Company and its affiliates or as otherwise permitted under Paragraph 12(c)(ii) above. The covenants of this Paragraph 12(c)(iii) shall continue for as long after the termination of this Agreement as any Trade Secret or Confidential Information continues to constitute a trade secret under applicable law. Anything herein to the contrary notwithstanding, Executive shall be entitled to retain (A) any home office equipment provided that any Trade Secret or Confidential Information is not retained by Executive on such equipment, (B) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (C) information showing Executive’s compensation or benefits or relating to reimbursement of business expenses, (D) information that he reasonably believes may be needed for tax purposes, (E) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company and (F) minutes, presentation materials and personal notes from any meeting of the Board, or any committee thereof, while he was a member of the Board.
          13. Withholding Taxes.
               All payments to Executive hereunder shall be subject to withholding on account of federal, state and local taxes as required by law.
          14. No Conflicting Agreements; Mutual Releases.
               (a) No Conflicting Agreements. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement. This Agreement supercedes the Previous Employment Agreement. The Previous Employment Agreement is hereby terminated.

               (b) Mutual Release Regarding Previous Employment. Each of the Company and Executive acknowledges that any and all obligations of the other to it or him arising under the Previous Employment Agreement have been fulfilled to its or his satisfaction, as the case may be, and each of the Company and Executive hereby releases the other of any and all claims it or he may have against the other arising under or in connection with the Previous Employment Agreement.
               (c) Mutual Termination Release. Each of the Company and Executive shall execute and deliver to the other a release in the form attached hereto as Exhibit B upon any termination of Executive’s employment by Executive for Good Reason or by the Company of Executive’s employment without Cause. Executive’s execution and delivery of such release shall be a condition to Executive’s receiving any payment or other benefit that he would otherwise not be entitled to upon such termination absent this Agreement.
          15. Indemnification; D&O Liability Insurance.
               (a) The Company agrees that if Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he was a director, officer, employee, consultant or agent of the Company, or was serving at the request of, or on behalf of, the Company as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company or other entity, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s Articles of Incorporation or Code of Regulations or, if greater, by the laws of the State of Ohio, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing his rights to indemnification or contribution) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though he has ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall reimburse Executive for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by him in connection with any Proceeding within 20 business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for repayment.
               (b) Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Paragraph 15 (a) above that indemnification of Executive is proper because he has met the —applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption or inference that Executive has not met the applicable standard of conduct.
               (c) The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy or policies covering Executive at a level, and on terms and conditions, no less favorable to him than the coverage the Company provides its directors and senior-level officers currently (subject to any future improvement in such terms and conditions), until such time as suits against Executive are no longer permitted by law.
               (d) Nothing in this Paragraph 15 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, Executive would otherwise have under the Company’s Articles of Incorporation or Code of Regulations or under applicable law.
          16. Severable Provisions.
               The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.
          17. Binding Agreement.
               The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and his heirs and personal representatives. Executive may not assign this Agreement or any of his rights or obligations hereunder without the Company’s prior written consent, other than his rights to compensation and benefits, which may be assigned or transferred by will or operation of law, provided that Executive shall be entitled, to the extent permitted under applicable law or the relevant plans, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following his death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
          The Company may not assign its rights or obligations under this Agreement, without Executive’s prior written consent, except that such rights and obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or “substantially all of the Company’s assets” (as defined in Paragraph 1 1(a)(iii) hereof) of the Company, provided that the assignee or transferee is the successor to all or “substantially all of the Company’s assets” (as defined in Paragraph 1 1(a)(iii) hereof) and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.
          18. Arbitration; Jurisdiction.
               Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, any other agreement or arrangement in writing between Executive and the Company or any affiliate or Executive’s employment with the Company or any affiliate, or the termination thereof (collectively “Covered Claims”) shall be settled by binding arbitration in the City of Cincinnati, Ohio, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining in such city, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court in Hamilton County, Ohio, having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Paragraph 18 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity in Hamilton County, Ohio, for any breach or threatened breach by Executive of any of his covenants contained in Paragraph 12 hereof, and provided, further, that neither party shall be liable for punitive or exemplary damages. Each Party shall be responsible for its or his own costs and expenses (including attorneys’ fees). The Parties hereto agree that federal and state courts in Hamilton County, Ohio, shall have exclusive jurisdiction with respect to the entry of judgment upon any arbitration award hereunder or the granting of any injunctive relief for any breach or threatened breach by Executive of the covenants contained in Paragraph 12 hereof, and such courts shall have exclusive jurisdiction with respect to any other controversy or claim arising out of or relating to this Agreement, or the breach thereof, that may properly be brought therein if the provisions herein mandating arbitration are held to be unenforceable. Pending the resolution of any Covered Claim, and except as set forth in Paragraph 12(a) hereof, Executive (and his beneficiaries) shall continue to receive all payments, benefits and entitlements due under this Agreement or otherwise.
          19. Notices.
               Any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been duly given (i) when personally delivered to the recipient provided that a written acknowledgement of receipt is obtained, (ii) three days after being sent by certified or registered mail, postage prepaid or (iii) two days after being sent by a nationally recognized overnight courier provided that a written acknowledgement of receipt is obtained, in each case addressed to the intended recipient at the address set forth at the end of this Agreement, or at such other address as such intended recipient hereafter may have designated by ten (10) days’ advance written notice given to the other party hereto in accordance with this Paragraph 19.
          20. No Mitigation/No Offset.
               In the event of any termination of his employment, Executive shall be under no obligation to seek other employment and, except as otherwise expressly provided herein, there shall be no offset against or reduction of amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. Except to the extent expressly provided in Paragraph 12(a) hereof with regard to the Company’s ability to withhold certain payments, the Company’s obligation to make any payment pursuant to, and otherwise perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Executive for any reason.
          21. Company’s Representations and Warranties.
               The Company represents and warrants that (i) all corporate action required to be taken by the Company to fully authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and effectively taken, (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the Parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
          22. Waiver.
               The failure of either Party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to any future violation thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the Parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such Party’s right to assert all other legal remedies available to him or it under the circumstances. Any waiver of any provision of this Agreement must be in writing, specifically refer to the provision being waived and be signed by the party against whom the waiver is being enforced.
          23. Amendment.
               No amendment or modification of any provision of this Agreement shall be valid, unless such amendment or modification is in writing and signed by Executive and an authorized officer of the Company.
          24. Governing Law.
               This Agreement shall be governed by and construed according to the laws of the State of Ohio without reference to principles of conflicts of law. In the event of any inconsistency between the provisions of this Agreement and any other agreement, plan, policy, program or agreement of the Company or any of its affiliates, the provision that is most favorable to Executive shall govern. Notwithstanding anything in this Agreement, any other agreement or any plan, policy or program of the Company to the contrary, the Company’s plans, policies and programs, including but not limited to the Incentive Plan, and any applicable award agreement, shall be deemed to be amended by this Agreement to the extent necessary to provide the entitlements set forth herein and to the extent there is any inconsistency, the terms most favorable to Executive shall govern.
          25. Survivability.
               Except as otherwise expressly provided in this Agreement, upon the termination of, or expiration of the term of, this Agreement in accordance herewith, the respective rights and obligations of the Parties shall survive such termination or expiration to the extent necessary to carry out the intentions of the Parties as embodied in the rights and obligations of the Parties under this Agreement.
          26. Captions and Paragraph Headings.
               Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.
          27. Counterparts.
               This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.
[The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first set forth above.

THE E. W. SCRIPPS COMPANY
By:	/s/ William R. Burleigh
	Name:	WILLIAM R. BURLEIGH
	Title:	CHAIRMAN
Address: 312 Walnut Street 28th Floor Cincinnati, Ohio 45202

/s/ Kenneth W. Lowe
Kenneth W. Lowe
Address: 312 Walnut Street 28th Floor Cincinnati, Ohio 45202

EXHIBIT A TO EMPLOYMENT AGREEMENT, DATED AS OF JANUARY 1, 2003,
BETWEEN THE E.W. SCRIPPS COMPANY AND KENNETH W. LOWE
     As set forth in Paragraph 3(a) of the aforesaid Employment Agreement, the Company shall pay to Executive an annual salary of not less than $875,000 from and after the date of this Exhibit until such Agreement is terminated or until such salary is increased in accordance with and subject to Paragraph 3(a) of such Agreement.
Dated as of January 1, 2003.

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
DATED JUNE 16, 2003
     This Amendment No. 1 is made to that certain Employment Agreement between The E. W. Scripps Company, an Ohio corporation (together with its successors and assigns, the “Company”), and Kenneth W. Lowe (“Executive”), which was entered into on June 16, 2003 (the “Employment Agreement”).
     WHEREAS, the Company and Executive are parties to that certain Restricted Share Award Agreement dated June 16, 2003 (the “Restricted Share Award Agreement”), pursuant to which Executive was awarded 310,638 (155,319 prior to stock split on August 31, 2004) restricted Class A Common Shares of the Company (the “Restricted Shares”);
     WHEREAS, under the Amended and Restated 1997 Long-Term Incentive Plan of the Company (the “Plan”), Executive may convert any or all of the unvested Restricted Shares to restricted share units (the “Restricted Share Units”);
     WHEREAS, conversion of restricted shares to restricted share units will defer, until retirement of the electing participant, his or her compensation attributable to such restricted share units, and as a result the Company may obtain a tax deduction that otherwise might not be available under certain legal limitations;
     WHEREAS, Executive desires to convert 40,000 of the Restricted Shares to Restricted Share Units (the “Conversion”);
     WHEREAS, the compensation committee of the Company has approved the Conversion in accordance with the Plan;
     WHEREAS, concurrently herewith the Restricted Share Award Agreement is being amended to reflect the Conversion;
     WHEREAS, the Company and Executive desire to amend the Employment Agreement to reflect the issuance of Restricted Share Units pursuant to the Conversion and to clarify the effect that the Conversion will have on certain terms and provisions of the Employment Agreement relating to the Restricted Shares;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties agree that from and after the date hereof:
     1. The term “New Restricted Shares” shall mean the 270,638 New Restricted Shares that remain subject to the Employment Agreement after the Conversion (the “Remaining Restricted Shares”), 77,660 of which became vested on January 2, 2004, 77,660 of which will vest on January 2, 2005, 77,660 of which will vest on January 2, 2006, and 37,658 of which will vest on January 2, 2007.

     2. The 40,000 New Restricted Shares converted into 40,000 Restricted Share Units as described in the premises above will no longer be considered New Restricted Shares and shall be referred to as “Restricted Share Units.”
     3. All matters concerning the Remaining New Restricted Shares shall be governed by the Plan, except as otherwise set forth in the Employment Agreement or in the Restricted Share Award Agreement, as amended by Amendment No. 1 thereto dated the date hereof.
     4. All matters concerning the Restricted Share Units shall be governed by the Plan, except as otherwise set forth herein or in the Restricted Share Unit Agreement dated the date hereof between the Company and Executive.
     5. For purposes of Paragraphs 6(d), 8(c), and 10, the words “and Restricted Share Units” shall be deemed added after the words “New Restricted Shares” each time such latter words appear in the Employment Agreement and such provisions of the Employment Agreement shall apply from and after the date hereof to the Remaining New Restricted Shares and the Restricted Share Units.
     6. Paragraph 7(b)(ii) shall be deleted in its entirety and the following shall be substituted in its place:
          “(ii) immediate vesting and non-forfeitability of all unmatured Deferred Stock Units, Earned Duff & Phelps Shares, unvested New Restricted Shares, and unvested Restricted Share Units, with the Company immediately exchanging the Deferred Stock Units for Class A Common Shares (the “DSU Shares”), paying any dividends due on the DSU Shares in accordance with Paragraph 5 above, and exchanging the Restricted Share Units for Class A Common Shares as soon as practicable after the January 1 following Executive’s death or Permanent Disability;”
     7. Paragraph 9(a)(iv) shall be deleted in its entirety and the following substituted in its place:
          “(iv) immediate vesting of all unmatured Deferred Stock Units, Earned Duff & Phelps Shares, unvested New Restricted Shares, and unvested Restricted Share Units, with the Company immediately exchanging the Deferred Stock Units for the DSU Shares and paying any dividends due on the DSU Shares in accordance with Paragraph 5 above, and with the Company exchanging the Restricted Share Units for Class A Common Shares as soon as practicable after the January 1 immediately following termination of Executive’s employment pursuant to this Paragraph 9(a);”
     8. Paragraph 9(a)(v) shall be deleted in its entirety and the following substituted in its place:
          “(v) immediate vesting and non-forfeitability of all other outstanding equity awards (including, but not limited to, stock options, restricted shares other than the New Restricted Shares, and restricted share units other than the Restricted Share Units), with all vested options (including options vesting pursuant to this subclause (v)) remaining exercisable for the remainder of their original terms;”

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     9. Paragraph 9(b) shall be deleted in its entirety and the following substituted in its place:
          “(b) If Executive’s employment is terminated by the Company for Cause or by Executive for any reason (other than for Good Reason or upon death, Normal Retirement or Early Retirement, or due to Permanent Disability), Executive shall be entitled to no further compensation or other severance payments or employee benefits under this Agreement, shall forfeit all earned and unvested Duff & Phelps Shares, all unvested New Restricted Shares, and all unvested Restricted Share Units, and all other outstanding equity awards (including, but not limited to, stock options (whether or not vested), deferred stock units, restricted shares and restricted share units) shall be treated in accordance with the applicable plan or award agreement; provided, however, that Executive shall be entitled to:
     (i) issuance of 19, 207 DSU Shares and payment of dividends with respect thereto on January 15, 2004, in exchange for the remaining Deferred Stock Units;
     (ii) any earned but unpaid amounts as of the date of termination, including, but not limited to, Base Salary through the date of termination, reimbursement of business expenses and any incentive awards earned for performance periods that have ended;
     (iii) any other right, benefit or entitlement earned and payable, and not subject to forfeiture as a result of the applicable termination event, under this Agreement or any other Company plan, policy, program, arrangement of, or other agreement with, the Company or any affiliate;
     (iv) as provided in Paragraph 6(d) hereof, in the case of termination of Executive’s employment by the Company for Cause under Paragraph 8(a)(ii)(B) or (C) hereof, all Earned Duff & Phelps Shares, all New Restricted Shares and all Restricted Share Units not vested on the date of any such termination shall vest immediately upon such termination and thereafter be non-forfeitable; and
     (v) the pension benefits as provided pursuant to Paragraph 4(a) of this Agreement.
          Notwithstanding anything to the contrary in this Paragraph 9(b), in the event of Executive’s Early Retirement prior to January 1, 2007, all unvested Earned Duff & Phelps Shares, all unvested New Restricted Shares, and all unvested Restricted Share Units (to the extent such shares or units are unvested on the date of such retirement) shall be forfeited as provided in Paragraph 6(d) above.”
     10. Paragraph 9(d)(i) shall be deleted in its entirety and the following substituted in its place:
     ”(i) immediate vesting and non-forfeitability of all outstanding equity awards (including, but not limited to, stock options, restricted shares and

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restricted share units), with all vested options (including options vesting pursuant to this subclause (i)) remaining exercisable for the remainder of their original terms; provided, however, in the case of Early Retirement prior to January 1, 2007, Executive shall forfeit all unvested Earned Duff & Phelps Shares, all unvested New Restricted Shares and all unvested Restricted Share Units (to the extent such shares or units are unvested on the date of such retirement), and all other outstanding equity awards (including, but not limited to, stock options, restricted shares and restricted share units) shall be treated in accordance with the applicable plan or award agreement;”
     This Amendment No. 1 is executed on September 30, 2004.

THE COMPANY: THE E. W. SCRIPPS COMPANY
By:	/s/ Joseph G. NeCastro
	Name:	Joseph G. NeCastro
	Title:	SVP & CFO

EXECUTIVE:
/s/ Kenneth W. Lowe
Kenneth W. Lowe

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AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
DATED JUNE 16, 2003
     This Amendment No. 2 is made to that certain Employment Agreement between The E. W. Scripps Company, an Ohio corporation (together with its successors and assigns, the “Company”), and Kenneth W. Lowe (“Executive”), which was entered into on June 16, 2003 and was amended by Amendment No. 1 dated September 30, 2004 (the “Employment Agreement”).
     WHEREAS, the Company and Executive desire to amend the Employment Agreement to extend the stipulated term thereof two (2) years;
     WHEREAS, the Board of Directors of the Company granted to Executive on February 23, 2006, 50,000 restricted Class A Common Shares of the Company (the “Restricted Shares”) and an option for 125,000 Class A Common Shares of the Company (the “Option”);
     WHEREAS, the Restricted Shares are evidenced by that certain Restricted Share Award Agreement dated February 23, 2006 (the “Restricted Share Award Agreement”), and the Option is evidenced by that certain Option Agreement dated February 23, 2006 (the “Option Agreement”);
     WHEREAS, the Company and Executive desire to amend the Employment Agreement to clarify that Section 6 of the Restricted Share Award Agreement and Section 5 of the Option Agreement supersede any provision in the Employment Agreement that might be interpreted to the contrary;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties agree that from and after the date hereof:
     The date “December 31, 2006” appearing in paragraph 2(a) shall be deleted in its entirety and the date “December 31, 2008” shall be substituted in its place.
     No provision of the Employment Agreement shall override Section 6 of the Restricted Share Award Agreement or Section 5 of the Option Agreement, and accordingly any provision in the Employment Agreement relating to grants of restricted shares or options that otherwise would provide for an acceleration of vesting of the Restricted Shares or the Option upon Early Retirement of Executive will be deemed not to include the Restricted Shares or the Option.
This Amendment No. 2 is executed on May 10, 2006.

THE COMPANY: THE E. W. SCRIPPS COMPANY
By:	/s/ Jennifer L. Weber
	Name:	JENNIFER L. WEBER
	Title:	SVP HR

EXECUTIVE:
/s/ Kenneth W. Lowe
KENNETH W. LOWE

To:	Jennifer Weber, Joe NeCastro	Date:	July 31, 2007
Julie Elliott, A. B. Cruz
From:	Denise Kuprionis	Re:	Ken Lowe — contract amendment

For your file, the following resolution, extending Ken’s employment contract for an additional 18 months, was approved by the Scripps’ board of directors on July 31, 2007 (and the compensation committee on July 30).
Julie, the originally executed amendment (signed by Ken and David Galloway) is attached to your copy of this memo.
     Ken Lowe — contract amendment
WHEREAS, Mr. Kenneth W. Lowe entered into an employment agreement with the Company on June 16, 2003 and said agreement was amended by Amendment No. 1 dated September 30, 2004 and by Amendment 2 dated May 10, 2006;
AND WHEREAS, the compensation committee has approved Amendment No. 3 (the “Amendment”) to Mr. Kenneth W. Lowe’s employment agreement with the Company, a copy of which is attached as an exhibit to these minutes;
NOW THEREFORE BE IT RESOLVED, that the board of directors hereby approves said Amendment;
FURTHER RESOLVED, that the officers of the Company are hereby authorized to execute and deliver for and on behalf of this Committee and the Company any and all documents required to effectuate the purposes and terms of the preceding resolutions.

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT
DATED JUNE 16, 2003
     This Amendment No. 3 is made to that certain Employment Agreement between The E. W. Scripps Company, an Ohio corporation (together with its successors and assigns, the “Company”), and Kenneth W. Lowe (“Executive”), which was entered into on June 16, 2003 and was amended by Amendment No. 1 dated September 30, 2004 and was amended by Amendment No. 2 dated May 10, 2006 (the “Employment Agreement”).
     WHEREAS, the Company and Executive desire to amend the Employment Agreement to extend the stipulated term thereof one (1) year arid six (6) months, until June 30, 2010;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties agree that from and after the date hereof:
     The date “December 31, 2008” appearing in paragraph 2(a) shall be deleted in its entirety and the date “June 30, 2010” shall be substituted in its place.
This Amendment No. 3 is executed on July 31, 2007.

THE COMPANY: THE E. W. SCRIPPS COMPANY
By:	/s/ David A. Galloway
	Name:	DAVID A. GALLOWAY
	Title:	Chair – Compensation Committee

EXECUTIVE:
/s/ Kenneth W. Lowe
Kenneth W. Lowe